                                                                   EXHIBIT 10.11


                               November 29, 1994

CONFIDENTIAL

Mr. Howard C. Humphrey
Spring Creek Farms R.R. #6
Springfield, Illinois 62707

Dear Howard:

     As you know, American Brands, Inc., is exploring the possibility of the sale of American Franklin Company or The Franklin Life Insurance Company (the "Company"). The Company would like to alleviate concerns you may have because of the possible sale and transition period. In order to induce you to remain in the employ of the Company and use your best efforts for the benefit of the Company during the transition period, the Company proposes to provide you with the following enhanced benefits in the event that American Franklin Company or the Company is sold.

Stay Bonus

     If you remain in the employ of the Company through the closing date of the sale (the "Closing Date") and for three months thereafter, you will receive a stay bonus of twelve (12) months pay ("Stay Bonus"). The Stay Bonus will be paid no later than three months after the Closing Date. If, however, the Company (a) terminates your employment, or (b) you terminate your employment for Good Reason as specified below and, in the case of either (a) or (b), such termination occurs after the Closing Date but within three months immediately following the Closing Date, the Stay Bonus will be paid upon your termination of employment.

     You will not be eligible for the Stay Bonus if you terminate employment with the Company voluntarily for other than Good Reason, as specified below, or are discharged for cause prior to three months following the Closing Date.

                                                               November 29, 1994

Severance Benefits

     If you remain with the Company through the Closing Date and (a) are terminated by the Company or (b) terminate your employment with the Company for Good Reason and, in the case of either (a) or (b), such termination occurs within the two year period immediately following the Closing Date, you will be entitled to the following benefits:

          (1) salary continuation for a period of twenty-four (24) months, at the greater of your salary rate in effect on the Closing Date or the date your employment terminates, commencing with the date your active employment with the Company is terminated and payable at the standard pay period; and

          (2) continued coverage under the Company's retirement, 401(k), life insurance and medical programs, but not under the Company's short or long term disability program or any other employee benefit program, for the period specified in (1) above on the same terms and conditions upon which you are covered as of the Closing Date or upon the terms and conditions in effect under such programs on the date of termination of your employment, if such terms and conditions are more favorable to you.

     Good Reason shall exist with respect to an employee if, and only if, without the employee's express written consent: (i) there is a significant change in the nature or the scope of the employee's authority or overall working environment; (ii) the employee is assigned duties materially inconsistent with his present duties, responsibilities and status; (iii) there is a reduction in the employee's rate of base salary; or (iv) the Company changes by 50 miles or more the principal location in which the employee is required to perform services.

     To the extent that the Company in its sole discretion determines that it is not permissible to provide the continued retirement coverage under (2) above under the Company's tax qualified retirement plan, the retirement benefit attributable to this continued coverage shall be paid outside the tax qualified retirement plan and supplemental retirement plan and shall commence at the same time as benefits commence under the tax qualified retirement plan. The additional retirement benefit payable hereunder shall be actuarially adjusted to and paid in the same form as the benefit payable under the tax qualified retirement plan, with survivorship benefits hereunder then payable after your death to the same contingent annuitant that you have designated under the tax qualified retirement plan, if any, that survives you.

                                                               November 29, 1994

     To the extent that the Company in its sole discretion determines that it is not permissible to provide the continued 401(k) plan coverage under (2) above under the Company's tax qualified 401(k) plan, you shall be entitled to receive an amount equal to the matching contribution that the Company would have made to the Company's tax qualified 401(k) plan for the period specified in (1) above assuming that you had elected the maximum salary deferral contribution to the tax qualified 401(k) plan and this amount shall be paid to you promptly at the end of such period.

     You will also have the right to elect COBRA continued medical coverage commencing at the end of the period specified in (1) above or at such earlier date prescribed by law.

BONUS PLAN

     If you are terminated, or terminate you employment for Good Reason, in the year during which the Closing Date occurs, you shall also be entitled to your target level cash bonus for the year in which you are terminated under the Senior Executive and Key Manager Incentive Plan prorated for that year through the date of your termination of employment and payable as soon as practicable after termination of employment in a lump sum.

     If the American Franklin Company or the Company is not sold by December 31, 1997, this arrangement for the stay bonus, severance benefits and prorated bonus will terminate and no stay bonus, severance benefits or prorated bonus will be payable hereunder.

     You will not be eligible for the enhanced severance benefits specified in
(1) and (2) above or the prorated target incentive bonus if you terminate employment with the Company voluntarily for other than Good Reason or are discharged for cause. The Company will withhold from any benefits payable under this proposal all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     Since this arrangement is to be extended to only a few very key employees, it is not to be discussed with anyone.

     The severance benefits provided for herein (but not the stay bonus or prorated target incentive bonus) shall reduce any other severance benefits that would be payable to you by the Company.

                                                               November 29, 1994

     If this letter sets forth correctly our agreement on the subject matter hereof, please sign and return to the undersigned by the close of business on December 6, 1994 the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                     Very truly yours,

                                     /s/ JAMES M. QUIGLEY
                                     By James M. Quigley
                                     Vice President -- Human Resources

JMQ.rml

Accepted and Agreed to
this 30 day of November,
1994.

/s/ HOWARD C. HUMPHREY
Howard C. Humphrey

                                 April 14, 1992

Mr. Howard C. Humphrey
Spring Creek Farms, Rural Route 6
Springfield, Illinois 62704

          Re: Compensation Agreement

Dear Mr. Humphrey:

     This letter will evidence the agreement of The Franklin Life Insurance Company (the "Company") to make the payments and provide the benefits hereafter described in the event of a termination of your employment following a change in control of the Company. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and those of its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that, in the event action is taken to bring about a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain senior members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a change in control.

     The Company must, of course, remain free to effect changes in management and terminate employment. However, in order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control (as defined below) under the circumstances described below. You shall also be entitled to any Gross-Up payment provided by the last section hereof with respect to the exercise of stock options, stock appreciation rights, limited rights and other awards under the American Brands, Inc. Stock Option Plans and 1990 Long-Term Incentive Plan and any successor plans whether or not your employment is terminated. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon the (i) acquisition by any person or group of that number of shares of the Company or American Franklin Company which, when added to any other shares held by the acquirer, shall result in the acquirer having more than 50% of the voting power of the Company or American Franklin Company, as the case may be, or (ii) sale of all or substantially all of the assets of the Company or American Franklin Company.

     1. Termination Following Change in Control. If an only if a Change in Control of the Company shall have occurred and if at the time of the Change in Control you shall be an officer of the Company, you shall be entitled to the benefits provided in Section 2 hereof upon the subsequent termination of your employment after such Change in Control, unless such termination is as a result of your death or by the Company for Disability or Cause or by you other than for Good Reason, as set forth below.

     (a) Disability. Termination of employment by the Company for Disability hereunder shall be deemed to have occurred only if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for 180 consecutive days and, within 30 days after Notice of Termination (as hereinafter defined) is given to you by the Company, you shall not have returned to the full-time performance of your duties.

     (b) Cause. Termination of employment by the Company for Cause shall be deemed to have occurred only if (i) termination shall have been the result of
(A) an act or acts of dishonesty on your part constituting a felony and intended to result directly or indirectly in substantial gain or personal enrichment to you at the expense of the Company, and (B) your willful and continued failure substantially to perform your duties as an officer of the Company as such duties exist at the time of a Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes that you have not substantially performed your duties and you are given a reasonable time after such demand substantially to perform your duties, and (ii) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in Clause (i)(A) or (i)(B) of this sentence and specifying the particulars thereof in detail. Your employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based (i) was done or omitted to be done (A) as a result of bad judgment or negligence on your part, or (B) without intent of gaining therefrom directly or indirectly a profit to which you were not legally entitled or (c) as a result of your good faith belief that such act or failure to act was not opposed to the interests of the Company, or (ii) is an act or failure to act in respect of which you meet the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under by By-laws of the Company or the laws of the state of its incorporation or the directors' and officers' liability insurance of the Company, in each case as in effect the time of such act or failure to act.

     (c) Good Reason. Termination of employment by you for Good Reason shall be deemed to have occurred only if you terminate your employment for any of the following reasons:

          (i) without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company at the time of a Change in Control, or a change in your reporting responsibilities, titles or offices as in effect at the time of a Change in Control, or any removal of you from, or any failure to re-elect you to, any of such positions, except in connection with the termination of your employment as a result of your death or by the Company for Disability or Cause or by you other than for Good Reason;

          (ii) a reduction by the Company in your base salary as in effect at the time of a Change in Control plus all increases therein subsequent thereto;

          (iii) the failure of the Company substantially to maintain and to continue your participation in the Company's benefit plans as in effect at the time of a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of a Change in Control. For the purposes hereof such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the incentive compensation plan covering executives of the Company and any other plans or arrangements of the Company and its affiliates (the "Incentive Plans"), The Franklin Life Insurance Company Employees' 401(k) Retirement Plan (the "401(k) Plan") and The Franklin Life Employees' Retirement Plan and Supplemental Retirement Plan;

          (iv) the sum of your base salary and amount paid to you as incentive compensation under the Incentive Plans for the calendar year in which the Change in Control occurs or any subsequent year is less than the sum of your base salary and the amount awarded (whether or not fully paid) to you as incentive compensation under the Incentive Plans for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was greater;

          (v) the relocation of the offices at which your are employed to a location more than 35 miles from their location at the time of a Change in Control or the Company's requiring you to be based anywhere other than at such offices, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations at the time of a Change in Control;

          (vi) the failure of the Company to provide you with a number of paid vacation days at least equal to the number of paid vacation days to which you were entitled at the time of a Change in Control plus any increases therein subsequent thereto;

          (vii) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (d) of this Section 1 (and, if applicable, subsection (b) of this Section 1); and for the purposes of this Agreement, no such purported termination shall be effective; or

          (viii) your good faith determination that due to a Change in Control you are not able effectively to discharge your duties.

     (d) Notice of Termination. Any termination by the Company pursuant to subsections (a) or (b) of this Section 2 or by you pursuant to subsection (c) of this Section 1 shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (e) Termination Date. "Termination Date" shall mean (i) if employment is terminated because of your death, the date of your death, (ii) if employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), (iii) if employment is terminated for Good Reason, the date specified in the Notice of Termination, and (iv) if employment is terminated for Cause or any other reason, the date on which a Notice of Termination is given; provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided further, however, that if the dispute is resolved in favor of the Company, the Termination Date shall not be so extended but shall be the date determined under clauses (i) through (iv) of this subsection 1(e); and provided further that in no event shall the Termination Date be after the third anniversary of the date of this Agreement.

     2. Compensation Upon Termination.

     (a) If your employment is terminated as a result of your death or for Disability or Cause subsequent to a Change in Control, the Company shall have no obligation to pay any compensation to you under this Agreement, but this Agreement shall have no effect on any other obligation the Company may have to pay you compensation to which you may otherwise be entitled.

     (b) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, then the Company shall pay to you as severance pay in a lump sum on the fifth day following the Termination Date the following amounts:

          (i) your full base salary and your accrued but unpaid vacation pay through the Termination Date at the rate in effect at the time of a Change in Control plus any increases therein subsequent thereto;

          (ii) an amount equal to the product of (A) the sum of (1) your annual base salary at the rate in effect at the time of a Change in Control plus any increases therein subsequent thereto, plus (2) the greater of the amount that was awarded to you under the Incentive Plans as in effect at the time of a Change in Control for the year immediately preceding the year in which the Change in Control occurs and the amount payable to you under such Incentive Plans for the year immediately preceding the year in which a Notice of Termination is given (whether or not fully paid), plus (3) the Company matching contribution to the 401(k) Plan at the greater of the rate in effect at the date of the Change in Control or your Termination Date and assuming that you elected the maximum salary reduction contribution thereunder, multiplied by (B) the Formula Amount. The Formula Amount is the number one multiplied by a fraction the numerator of which is the number of days from the Termination Date to your 60th birthday, inclusive, and the denominator of which is 365;

          (iii) any unpaid award under the Incentive Plans for the year prior to the Termination Date plus the maximum amount payable to you under the Incentive Plans for the year in which the Termination Date occurs (or, if no maximum amount is so payable, the amount paid for the year prior to the Termination Date); and

          (iv) all legal fees and expenses incurred by you as a result of such termination (including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

     (c) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, the Company shall pay to you in a lump sum on the fifth day following the Termination Date the premium necessary for you to maintain after the Termination Date and until your 60th birthday all employee life insurance, health, accident, disability, medical and other employee welfare benefit plans, programs or arrangements in which you were participating immediately prior to the date of the Change in Control plus all improvements therein subsequent thereto.

     (d) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, then in addition to the retirement benefits to which you are entitled under The Franklin Life Employees' Retirement Plan (the "Qualified Plan"), the Company's Supplemental Retirement Plan (the "Supplemental Plan"), and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide you with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the "Pension Plans"), the Company shall pay you in a lump sum on the fifth day following the Termination Date an amount equal to the excess of (i) over (ii) below where

          (i) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which you would have been entitled under the terms of each of the Pension Plans in which you were an active participant at the date of a Change in Control (without regard to any amendment made subsequent to a Change in Control which adversely affects in any manner the computation of your benefits) determined as if you were fully vested thereunder and had accumulated an additional period of Service therein (subsequent to your Termination Date) equal to the Formula Amount at your rate of Salary in effect on the date of a Change in Control plus any increases subsequent thereto, and where

          (ii) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which you are entitled under the terms of each of the Pension Plans in which you were an active participant at the date of a Change in Control.

For purposes of clause (i), the term "Salary" as used with reference to any of such Pension Plans shall include amounts paid to you pursuant to subsections
(b)(ii)(A) (1) and (2) and (b)(ii)(B) of this Section 2 and such amounts shall be deemed to represent an additional period of Salary for purposes of determining your highest consecutive five year average rate of Salary. The supplemental pension benefits determined under this Section 2(d) shall not be reduced by a present value discount. All defined terms used in this subsection 2(d) shall have the same meaning as in the Qualified Plan, unless otherwise defined herein or otherwise required by the context.

     (e) In Addition to the other benefits set forth in this Section 2, if the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control and a dispute exists concerning the termination as set forth in subsection (3) of Section 1, the Company shall continue to pay your full base salary through the date the dispute is finally resolved as provided in subsection (e) of Section 1 but not beyond the third anniversary of the date of this Agreement.

     (f) You shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by you as the result of employment by another employer after the Termination Date or by any other compensation.

     (g) Any benefits to which you are entitled under the severance pay policy of the Company or American Franklin Company shall be reduced by benefits paid under Section 2(b)(ii)(A)(i). Your benefits under Section 2(b)(ii)(A)(i) shall also be reduced by any severance payments (but not the stay bonus) paid under the Company's stay bonus and severance policy. Any benefits to which you are entitled under the Severance Agreement dated as of February 1, 1990 between you and American Franklin Company shall be reduced by the benefits to which you are entitled under this Agreement.

     3. Successors; Binding Agreement.

     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you has given Notice of Termination for Good Reason as of the day immediately before such succession became effective and had specified that day in the Notice of Termination. As used in this Agreement, "Company" shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives and successors in interest under this Agreement.

     4. Termination. This Agreement may be terminated by the Company as of a date set forth in a notice to you given at any time at least six months prior to a Change in Control, provided that if a Change in Control occurs within such six month period subsequent to the delivery of the notice of termination of this Agreement by the Company, then this

Agreement shall continue in effect in accordance with its terms notwithstanding such notice. This Agreement shall terminate if a Notice of Termination is not given by the third anniversary of the date of this Agreement.

     5. Notice. Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

     6. Miscellaneous. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, relating to the subject matter hereof. This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7. Separability. The invalidity of unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

     9. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     10. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in
Section 3 hereof. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by your will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this
Section 10 the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

     11. Excise Taxes. In the event that you become entitled to payments under
Section 2 of this Agreement, or as a result of the exercise, or acceleration of the exercisability, of stock options or stock appreciation rights, or the exercise of limited rights or other awards under the American Brands, Inc. Stock Option Plans and 1990 Long-Term Incentive Plan or any successor plan, or any other payments or benefits received or treated as having been received by you in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of
Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in such a change or any person affiliated with the Company or such person) ("the Agreement Payments"), if any of the Agreement Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you on the fifth day following the Termination Date (or if your employment has not terminated, on the fifth day following the receipt of the Agreement Payment) an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any Excise Tax on the Agreement Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 11, shall be equal to the Agreement Payments. For purposes of determining whether payments or benefits of the types referred to in the preceding sentence are Agreement Payments and whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax (i) any such payments or benefits received or to be received by you shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Coopers & Lybrand and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Agreement Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Coopers & Lybrand in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment required in respect of Agreement Payments other than under Section 2 of this Agreement shall be payable whether or not your employment terminates. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your termination of employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax and any interest or penalties in respect thereof is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                     Sincerely,

                                     THE FRANKLIN LIFE INSURANCE COMPANY

                                     By /s/ STEPHEN P. HORVAT
                                     Stephen P. Horvat

Agreed to this 14 day of
April, 1992.

/s/ HOWARD C. HUMPHREY
Howard C. Humphrey

                              SEVERANCE AGREEMENT

     AGREEMENT dated as of February 1, 1990 between AMERICAN FRANKLIN COMPANY, a Delaware corporation ("American Franklin"), and HOWARD C. HUMPHREY (the "Executive"),

                              W I T N E S S E T H:

     WHEREAS, the Executive is currently an officer of American Franklin and employed by American Franklin's wholly-owned subsidiary, The Franklin Life Insurance Company (the "Company"), and has throughout the period during which he has been an officer of American Franklin and an employee of the Company rendered valuable service to American Franklin and the Company; and

     WHEREAS, the Executive desires to continue as an officer of American Franklin and in full-time employment with the Company, but to be provided with the assurance of receiving certain severance benefits in the event the Company were to take certain actions resulting in the termination of his employment; and

     WHEREAS, American Franklin desires to continue to have the benefits of the Executive's knowledge and experience as an officer of American Franklin and a full-time employee of the Company and considers encouraging the continued retention of the Executive by providing him with the assurance of receiving certain severance benefits to be a vital element in protecting and enhancing the best interests of American Franklin; and

     WHEREAS, American Franklin and the Executive desire to enter into this Agreement to set forth the terms and conditions of such severance benefits;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

     1. Termination of Employment.

     (a) Entitlement to Benefits. If and only if during the term of this Agreement the Executive's employment with the Company is terminated by the Company other than for Disability or Cause (each as defined in this Section 1), the Executive shall be entitled to benefits as provided in Section 2. The Executive shall not be entitled to any benefits hereunder in the event his employment with the Company is terminated as a result of his death, by the Company for Disability or Cause or by the Executive for any reason.

     (b) Disability. Termination of employment by the Company for Disability hereunder shall be deemed to have occurred only if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for 180 consecutive days and, within 30 days after Notice of Termination (as defined in Section 1(d)) is given to the Executive by the Company, the Executive shall not have returned to the full-time performance of his duties.

     (c) Cause. Termination of employment by the Company for Cause shall be deemed to have occurred only if (i) termination shall have been the result of
(A) an act or acts of dishonesty on the Executive's part constituting a felony and intended to result directly or indirectly in substantial gain or personal enrichment to him at the expense of American Franklin or the Company, or (B) the Executive's willful and continued failure substantially to perform his duties and responsibilities as an officer of the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that the Executive has not substantially performed his duties and the Executive is given a reasonable time after such demand substantially to perform his duties, and (ii) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors of the Company at a meeting thereof called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such Board), finding that in the good faith opinion of the Board of Directors of the Company the Executive was guilty of conduct set forth above in clause (i)(A) or (i)(B) of this Section 1(c) and specifying the particulars thereof in detail. The Executive's employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based (x) was done or omitted to be done (1) as a result of bad judgment or negligence on his part, or (2) without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled or (3) as a result of his good faith belief that such act or failure to act was in or was not opposed to the interests of American Franklin and the Company, or (y) is an act or failure to act in respect of which the Executive meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the liability insurance covering directors and officers of the Company, in each case as in effect at the time of such act or failure to act.

     (d) Notice of Termination. Any termination by the Company for Disability or Cause shall be communicated by Notice of Termination to the Executive. For purposes of this

Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (e) Termination Date. As used herein, "Termination Date" shall mean (i) if employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (ii) if employment is terminated by the Company for Cause, the date on which a Notice of Termination is given and (iii) if employment is terminated for any other reason, the date on which the Executive ceases to perform his duties as an officer of the Company; provided, however, that, in the case of any termination by the Company, if within 30 days after any required Notice of Termination is given the Executive, the Executive notifies the Company that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided further, however, that if the dispute is resolved in favor of the Company, the Termination Date shall not be so extended but shall be the date determined under clauses (i) and (ii) of this Section 1(e).

     2. Compensation Upon Termination.

     (a) If the Executive's employment is terminated by the Company for Disability or Cause or by the Executive for any reason, American Franklin shall have no obligation to pay any compensation to the Executive under this Agreement in respect of periods beginning on and after the Termination Date, but this Agreement shall have no effect on any other obligation American Franklin or the Company may have to pay the Executive compensation to which he may otherwise be entitled.

     (b) If the Company shall terminate the Executive's employment other than for Disability or Cause, then American Franklin shall cause the Company to pay to the Executive on the fifth day following the Termination Date the amount set forth in (i) below and American Franklin shall pay to the Executive as severance pay in a lump sum on the fifth day following the Termination Date the amounts set forth in (ii) and (iii) below:

          (i) his full base salary from the Company through the Termination Date at the rate in effect on the date hereof plus any increases therein subsequent thereto;

          (ii) in lieu of any further salary payments or incentive compensation awards to the Executive for periods subsequent to the Termination Date, an amount equal to the product of (A) the sum of (1) his annual base salary at the rate in effect on the date hereof plus any increases therein subsequent thereto, plus (2) the greater of the amount that was awarded to him as incentive compensation under the Executive Incentive Plan covering executives of the Company and any other plans or any arrangements of the Company and its affiliates (the "Incentive Compensation Plans") for 1989 (whether or not fully paid) and the amount awarded to him under the Incentive Compensation Plans for the calendar year immediately preceding the year in which the Termination Date occurs (whether or not fully paid), but not less than the amount the Executive would have received if the Executive had received the same percentage of the total amount available for allotment as he received for 1989, multiplied by (B) the lesser of the number two and the number of years (and fraction thereof) from the Termination Date to the Executive's Normal Retirement Date (as defined in The Franklin Life

     Employees' Retirement Plan (the "Retirement Plan")); and

          (iii) all legal fees and expenses incurred by the Executive as a result of such termination (including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

     (c) If the Company shall terminate the Executive's employment other than for Disability or Cause, American Franklin shall cause the Company to maintain in full force and effect, for the Executive's continued benefit for a two-year period (or, if shorter, the period until his Normal Retirement Date) after the Termination Date, all employee life, health, accident, disability, medical and other employee welfare benefit plans, programs or arrangements in which he was participating immediately prior to the date hereof plus all improvements therein subsequent thereto, provided that his continued participation is possible under the terms and provisions of such plans, programs and arrangements. In the event that the Executive's participation in any such plan, program or arrangement is barred, American Franklin shall arrange to provide him with benefits substantially similar to those which he would have been entitled to receive under such plan, program or arrangement if he had remained a participant for such additional two-year period (or, if shorter, such additional period until his Normal Retirement Date) after the Termination Date.

     (d) If the Company shall terminate the Executive's employment other than for Disability or Cause, then in addition to the retirement benefits to which the Executive is entitled under the Retirement Plan, the Supplemental Retirement Plan covering employees of the Company (the "Supplemental Plan") and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide the Executive with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the "Pension Plans"), American Franklin shall pay the Executive monthly beginning at the date payments commence under the Retirement Plan an amount equal to the excess of (i) over (ii) below where

          (i) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive would have been entitled under the terms of each of the Pension Plans in which he was an active participant (without regard to any amendment made subsequent to the date hereof which adversely affects in any manner the computation of the Executive's benefits) determined as if he were fully vested thereunder and had accumulated two additional years (or, if less, the number of years (and fraction thereof) from the Termination Date to the Executive's Normal Retirement Date) of Service thereunder (subsequent to his Termination Date) at his rate of Salary in effect on the date hereof plus any increases subsequent thereto, and where

          (ii) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive is entitled under the terms of each of the Pension Plans in which he was an active participant at the date hereof or subsequently.

For purposes of clause (i), the amounts payable pursuant to Sections 2(b)(ii)(A)(1) and (2) and 2(b)(ii)(B) shall be considered as part of the Executive's Salary and such amounts shall be deemed to represent two years (or, if less, the number of years (and fraction thereof) from the Termination Date to the Executive's Normal Retirement Date) of Salary for purposes of determining his highest consecutive five year average rate of Salary. The supplemental pension benefits determined under this Section 2(d) shall be payable by American Franklin to the Executive and his contingent annuitant, if any, or to the Executive's surviving spouse as a spouse's benefit if the Executive dies prior to commencement of benefits under this Agreement, in the same manner and for the same period as his pension benefits under the Supplemental Plan and shall be adjusted actuarially to reflect payment in a form other than a straight life annuity. Benefits hereunder which commence prior to the age at which benefits may be paid without actuarial reduction for early payment shall be actuarially reduced to reflect early commencement to the extent, if any, provided in the Retirement Plan as if the Executive's Termination Date were an Early Retirement Date. All capitalized terms used in this Section 2(d) shall have the same meaning as in the Retirement Plan, unless otherwise defined herein or otherwise required by the context.

     (e) If the Company shall terminate the Executive's employment other than for Disability or Cause, the Executive shall be entitled to the following as incentive compensation through the Termination Date:

          (i) the unpaid portion of the amount awarded to him as incentive compensation under the Incentive Com-pensation Plans for the calendar year immediately preceding the year in which the Termination Date occurs, payable at the time awards thereunder are normally paid; and

          (ii) incentive compensation under the Incentive Compensation Plans for the calendar year in which the Termination Date occurs, payable at the time awards thereunder are normally paid, in an amount equal to the amount the Executive would have received thereunder for such period if he had been allocated a percentage of the total amount available for allotment equal to the same percentage of the total amount available for allotment as he had been allocated for 1989 or, if higher, the percentage for the calendar year immediately preceding the year in which the Termination Date occurs, with such incentive compensation amount prorated for the portion of the year through the Termination Date.

     (f) If the Company shall terminate the Executive's employment other than for Disability or Cause and a dispute exists concerning the termination as set forth in Section 1(e), American Franklin shall cause the Company to continue to pay the Executive's full base salary through the date the dispute is finally resolved as provided in Section 1(e).

     (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or by any other compensation.

     (h) Subject to Section 2(i), this Agreement and the obligations of American Franklin hereunder shall not be in derogation of any other obligations of American Franklin or the Company not set forth herein to pay any compensation or to pay or provide any benefit to the Executive.

          (i) Notwithstanding any other provision of this Agreement, (a) any amount otherwise payable to the Executive pursuant to the agreement dated January 26, 1988 between American Brands, Inc. and the Executive, as amended, shall be reduced by the amount of any payments made by American Franklin to the Executive under this Section 2, and (b) any benefits to which the Executive is entitled under the Company's severance pay program covering salaried employees generally shall be reduced by benefits paid under Section 2(b)(ii).

     3. Successors; Binding Agreement.

     (a) American Franklin shall require any successor (whether direct or indirect, by purchase, merger, consolida-tion or otherwise) to all or substantially all of the business or assets of American Franklin, and any parent company thereof, by agreement or agreements in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement, and in the case of any such parent company expressly to guarantee and agree to cause the performance of this Agreement, in the same manner and to the same extent as American Franklin would be required to perform it if no such succession had taken place. As used in this Agreement, "American Franklin" shall mean American Franklin as defined at the beginning of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise, and "Company" as used herein shall mean the Company as defined at the beginning of this Agreement and any successor to all or substantially all its business or assets.

     (b) This Agreement is personal to the Executive and without the prior written consent of American Franklin shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives and successors in interest under this Agreement.

     4. Term. This Agreement shall continue in full force and effect until the third anniversary of the date that notice of termination of this Agreement is given by American Franklin to the Executive or by the Executive to American Franklin.

     5. Notice. Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to American Franklin:

             American Franklin Company
             1700 East Putnam Avenue
             Old Greenwich, Connecticut 06870-0811

             Attention: Secretary

         If to the Executive:

             Mr. Howard C. Humphrey
             Spring Creek Farms, Rural Route 6
             Springfield, Illinois 62704

or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

     6. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     7. Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

     9. Withholding of Taxes. American Franklin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     IN WITNESS WHEREOF, American Franklin Company has caused this Agreement to be executed by its officer thereunto duly authorized and its seal to be hereunto affixed and attested and the Executive has hereunto set his hand as of the date first above written.


[Seal]                                  AMERICAN FRANKLIN COMPANY

Attest:                                 By

- -------------------------------         ------------------------------------

                                        ------------------------------------
                                        Howard C. Humphrey

                           AMERICAN FRANKLIN COMPANY

                SENIOR EXECUTIVE AND KEY MANAGER INCENTIVE PLAN

     1. Purpose. The purpose of this American Franklin Company Senior Executive and Key Manager Incentive Plan (the "Plan") is to provide added immediate incentive to senior executive and key management employees of American Franklin Company and its subsidiaries (collectively, the "Company") to enhance the performance of the Company for the benefit of its stockholders by awarding incentive compensation upon the attainment of performance goals.

     2. Participation. The employees of the Company eligible to participate in the Plan shall be those of its Senior Executives who are selected by the Committee and those of its Key Managers who are selected by the Chief Executive Officer. Only those employees whose positions significantly affect the growth and income of the Company may be considered for participation. A person who meets the requirements for eligibility but is employed after January 1 may be selected by the Committee as a Participant, but the amount of award that the Participant would have earned for such full year shall be prorated based on the Participant's period of employment during the calendar year.

     3. Incentive Awards.

          3.1. Performance Goals. For 1990 and at the beginning of each year thereafter, there shall be established performance goals in category (i) below and there may be established performance goals in categories (ii) and
     (iii) below:

              (i) Company Performance -- based on Company Operating Income performance range for such year;

              (ii) Individual/Functional Performance -- based on achievement of individual goals for each Participant and for the function that is supervised by the Participant;

             (iii) Other Performance Goals -- based on objectives determined by the Committee in its sole discretion.

These performance goals shall be established by the Chief Executive Officer in the case of Participants who are Key Managers and by the Committee, after consideration of the recommendation of the Chief Executive Officer, in the case of Participants who are Senior Executives.

          3.2. Target Award. For 1990 and at the beginning of each year thereafter, there shall be established a target award for each Participant which shall be the product of the Participant's base salary rate in effect at the beginning of the year and a target award percentage. The target award shall be established by the Committee in the case of Participants who are Senior Executives and by the Chief Executive Officer in the case of Participants who are Key Managers; provided, however, that the aggregate amount of target awards for all Participants for each year shall be subject to the review and approval of the Committee.

          3.3. Determination of Amount of Incentive Award Payment. A Participant may be paid a minimum of 0% and a maximum of 150% of the target award depending on the extent to which the performance goals for the year have been achieved. The determination of the weight to be given to the Company Performance, Individual/Functional Performance and Other Performance Goals for each Participant for the year, and the extent to which the goals have been achieved, shall be determined in the sole discretion of the Committee in the case of Participants who are Senior Executives and in the sole discretion of the Chief Executive Officer in the case of Participants who are Key Managers, subject, however, to receipt of the auditor's letter referred to in Section 4 hereof.

     4. Auditors' Letter. As soon as practicable after the end of each year and before payment of the incentive awards, the Committee and the Chief Executive Officer shall obtain a letter from the Director, Internal Audit, or the external auditors who will have audited the consolidated financial statements of American Brands, Inc. and its subsidiaries for such year. The letter must confirm that, in connection with such audit, the auditors have reviewed the computation of Operating Income, or such other Plan financial performance measures as requested by the Committee, and that in their opinion such computations have been performed in accordance with American Brands, Inc. accounting standards and requirements.

     5. Payments.

          5.1. Source of Payment. Incentive awards shall be paid from the general assets of the Company as soon as practicable in the year following the year for which the incentive award is made.

          5.2. Retention in Employment. In the event a Participant has terminated employment prior to the date of payment of an award for a reason other than death, disability or retirement on or after early retirement date under a retirement plan of the Company or an affiliate, no incentive award shall be paid to the Participant unless otherwise directed by the Committee in the case of a Participant who is a Senior Executive or by the Chief Executive Officer in the case of a Participant who is a Key Manager. Transfer from the Company to an affiliate shall not be deemed to be a termination of employment for this purpose.

          5.3. Final Determination by Committee. Notwithstanding any other provisions of the Plan, the Committee may in its sole discretion determine not to make award payments, or to make reduced payments, to any or all Participants.

     6. Administration.

          6.1. Responsibility for Administration. The administration of the Plan and the responsibility for carrying it out shall be the responsibility of the Committee except for those specific duties delegated by the Plan to the Chief Executive Officer and The Franklin Life Insurance Company Salary Committee. The Committee in its discretion may allocate responsibility among one or more of its members and may delegate responsibility to one or more other persons or committees as may be designated by it. The interpretation of the Plan by the Committee and the determination of awards under the Plan by the Committee and the Chief Executive Officer will be final and binding on all Participants and any persons making a claim on their behalf. Subject to the provisions of the Plan, the Committee shall have authority to establish, adopt or revise such rules and guidelines as it deems necessary or appropriate for the administration of the Plan.

          6.2. Communication of Plan. The Chief Executive Officer shall cause each Participant to be notified of his selection as a Participant, his Company Performance, Individual/Functional and Other Performance Goals and his target award. After the end of each year when the amount of each Participant's award has been determined, the Chief Executive Officer will cause each Participant to be provided with written notice of the amount of payment, if any, and its relationship to the attainment of his performance goals.

     7. Duration and Amendment. This Plan is an amendment and restatement of the American Franklin Company Executive Incentive Plan and shall be applicable for the year 1990 and subsequent years; provided that the Plan may be amended or terminated by the Board of Directors of American Franklin Company at any time except as to any completed year.

     8. Definitions. The following words used in this Plan shall have the following meanings:

          (i) The position "Chief Executive Officer" represents the position with The Franklin Life Insurance Company.

          (ii) "Committee" means the American Brands, Inc. Incentive Compensation Committee for Subsidiaries and Corporate Office.

          (iii) "Key Manager" means an employee holding the office of Vice President or Division Vice President of the Company or a subsidiary and who is not a Senior Executive.

          (iv) "Operating Income" means the consolidated operating income of the Company as used in consolidation with the results of American Brands, Inc. and its other consolidated subsidiaries, but adjusted to exclude any deduction for the Plan, amortization of goodwill and step-up depreciation and extraordinary items such as casualty losses, extraordinary legal fees and other extraordinary items recommended by The Franklin Life Insurance Company Salary Committee and approved by the Committee.

          (v) "Participant" means an employee of the Company who meets the requirements of Section 2 and has been designated to participate in the Plan by the Committee.

          (vi) "Senior Executive" means an employee holding the office of Senior Vice President or Division Vice President of the Company or a subsidiary or an office senior thereto.